Exhibit 10.1

UNSECURED PROMISSORY NOTE

$300,000.00    Dated: October 12, 2007

FOR VALUE RECEIVED, Biovest International, Inc., a Delaware corporation (“Borrower”) promises to pay to the order of Ronald E. Osman (“Lender”), the principal sum of Three Hundred Thousand Dollars ($300,000.00). This Unsecured Promissory Note is created on account of the loan by Lender in the sum of $300,000.00 to pay and satisfy certain payroll indebtedness of Borrower.

INTEREST: Commencing on October 12, 2007, the unpaid principal shall bear simple interest at the rate equal to the Prime Rate plus 2% as published on the last day of each month in the Wall Street Journal. No payment of interest shall be due until maturity.

MATURITY: The entire principal balance of this Note shall be due and payable in full on the earlier of (i) the date of closing of a loan secured by non-strategic assets of Borrower resulting in net proceeds of at least $5 million, or alternatively a sale of those assets resulting in net proceeds of at least $5 million; or (ii) one year from the date of this Note. There shall be no penalty for early repayment of all or any part of the principal.

DEFAULT: The Borrower shall be in Default of this Note on the occurrence of any of the following events: (i) the Borrower shall fail to meet its obligation to make the required principal or interest payments hereunder; (ii) the Borrower shall be dissolved or liquidated; (iii) the Borrower shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing their inability to pay their debts as they become due; (iv) the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; (v) the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution.

REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note.

MISCELLANEOUS: Notwithstanding any provision herein or in any documents or instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits now or at any time in the future imposed by the applicable laws of the State of Delaware.

This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, notwithstanding the application of choice of law principles. Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

BORROWER:

BIOVEST INTERNATIONAL, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty, CPA
Title:	CFO/Secretary